MANAGEMENT'S REPORT
Alabama Power Company 1999 Annual Report


The management of Alabama Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Alabama Power Company in conformity with generally accepted accounting principles.



/s/Elmer B. Harris
Elmer B. Harris
President
and Chief Executive Officer

/s/William B. Hutchins, III
William B. Hutchins, III
Executive Vice President,
Chief Financial Officer, and Treasurer


February 16, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Alabama Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Alabama Power Company (an Alabama corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1999 and 1998, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 11-29) referred to above present fairly, in all material respects, the financial position of Alabama Power Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



/s/Arthur Andersen LLP
Birmingham, Alabama
February 16, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Alabama Power Company 1999 Annual Report


RESULTS OF OPERATIONS

Earnings

Alabama Power Company's 1999 net income after dividends on preferred stock was $400 million, representing a $23 million (6 percent) increase from the prior year. This improvement is primarily attributable to a decrease in amortization related to premiums paid to reacquire debt pursuant to an Alabama Public Service Commission (APSC) order. See Note 3 to the financial statements under "Retail Rate Adjustment Procedures" for additional details.

    In 1998, earnings were $377 million, representing a 0.3 percent increase from the prior year. This increase was due to increased retail energy sales as a result of hot weather in the second quarter of 1998, compared to very mild weather for the same period in 1997 and a strong economy in the Company's service territory. However, earnings were offset by an increase in non-fuel operation and maintenance expenses and an increase in the amortization related to premiums paid to reacquire debt pursuant to an APSC order.

    The return on average common equity for 1999 was 13.85 percent compared to
13.63 percent in 1998, and 13.76 percent in 1997.

Revenues

Operating revenues for 1999 were $3.4 billion, reflecting a slight decrease from 1998. The following table summarizes the principal factors that have affected operating revenues for the past three years:

                              Increase (Decrease) From Prior Year
                           -----------------------------------------
                                1999             1998           1997
                           -----------------------------------------
                                           (in thousands)
Retail --
Growth and price
  changes                   $ 27,893         $ 75,642       $ 33,813
Weather                      (17,871)          55,282        (22,973)
Fuel cost recovery
  and other                   20,418          138,944         31,353
---------------------------------------------------------------------
Total retail                  30,440          269,868         42,193
---------------------------------------------------------------------
Sales for resale --
  Non affiliates             (33,596)          17,950         39,354
  Affiliates                 (11,123)         (58,233)       (54,825)
---------------------------------------------------------------------
Total sales for resale       (44,719)         (40,283)       (15,471)
Other operating
  revenues                    13,380            7,677          1,614
---------------------------------------------------------------------
Total operating
  revenues                  $   (899)        $237,262       $ 28,336
=====================================================================
Percent change                 (0.03)%           7.53%          0.91%
---------------------------------------------------------------------

    Retail revenues of $2.8 billion in 1999 increased
$30 million (1.1 percent) from the prior year, compared with an increase of $270 million (10.7 percent) in 1998. The primary contributors to the increase in revenues in 1999 were continued growth in the Company's service territory, as well as an increase in fuel revenues. These increases were offset by the effect of milder temperatures in 1999 as compared to 1998.

    The $13 million (25.2 percent) increase in other operating revenues in 1999 as compared to 1998 was due primarily to an increase in steam sales in conjunction with the operation of the Company's co-generation facilities. The increase is the result of two new co-generation facilities placed in service in 1999.

    Retail revenues in 1998 increased $270 million (10.7 percent) over 1997. The predominant factors causing the rise in revenues in 1998 were the positive impact of weather on energy sales, continued growth throughout the state, and

Alabama Power Company 1999 Annual Report


increased fuel revenues. Fuel revenues were higher in 1998 as compared to 1997 due to higher fuel costs and an increase in purchased power. Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and therefore have no effect on net income.

    Energy sales for resale outside the service area are predominantly unit power sales under long-term contracts to Florida utilities. Economy sales and amounts sold under short-term contracts are also sold for resale outside the service area. Revenues from long-term power contracts have both a capacity and energy component. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. These capacity and energy components of the unit power contracts were as follows:

                           1999           1998          1997
                 -------------------------------------------
                                    (in millions)
 Capacity                  $122           $142          $136
 Energy                     112            118           135
 ------------------------------------------------------------
 Total                     $234           $260          $271
=============================================================

    Capacity revenues from non-affiliates decreased 13.9 percent in 1999 compared to the prior year. This decrease is attributable to the lowering of the equity return under formula rate contracts, as well as other adjustments and true-ups related to contractual pricing. Capacity revenues from non-affiliates in 1998 increased 4.1 percent compared to 1997.

    Revenues from sales to affiliated companies within the Southern electric system, as well as purchases of energy, will vary from year to year depending on demand and the availability and cost of generating resources at each company. These transactions did not have a significant impact on earnings.

    Kilowatt-hour (KWH) sales for 1999 and the percent change by year were as follows:

                              KWH          Percent Change
                       -------------------------------------------
                              1999   1999       1998       1997
                       -------------------------------------------
                        (millions)

Residential                15,699    (0.6)%     10.2%      (1.8)%
Commercial                 12,314     3.4        5.1        3.9
Industrial                 21,943     1.7        4.2        3.6
Other                         201     2.3        8.3       (6.3)
                       -----------
Total retail               50,157     1.4        6.2        1.9
Sales for resale -
   Non-affiliates          12,438     5.0       (3.2)      29.9
   Affiliates               5,032   (15.8)     (33.5)     (12.6)
                       -----------
Total                      67,627     0.5%      (0.9)%      3.7%
------------------------------------------------------------------

    The increases in 1999 and 1998 retail energy sales were primarily due to the strength of business and economic conditions in the Company's service area. In 1998, residential energy sales experienced a 10.2 percent increase over the prior year primarily as a result of hot weather in the second quarter, compared to very mild weather in the second quarter of 1997. Assuming normal weather, sales to retail customers are projected to grow approximately 2.9 percent annually on average during 2000 through 2004.

Expenses

Total operating expenses of $2.5 billion for 1999 were down $13.4 million or 0.5 percent compared with 1998. This decrease was mainly due to a $15 million decrease in fuel and purchased power costs and a $23 million decrease in maintenance expense, offset by an increase in taxes other than income taxes of $12 million.

    Total operating expenses of $2.5 billion for 1998 were up $203 million or
8.8 percent compared with 1997. This increase was mainly due to a $107 million increase in purchased power expenses, accompanied by a $58 million increase in maintenance expense.

    Fuel costs constitute the single largest expense for the Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of

Alabama Power Company 1999 Annual Report


fuel per net KWH generated were as follows:

                                    ----------------------------
                                     1999      1998       1997
                                    ----------------------------
Total generation
 (billions of KWHs)                    63        63         65
Sources of generation
    (percent) --
      Coal                             72        72         72
      Nuclear                          20        18         20
      Hydro                             5         8          8
      Oil & Gas                         3         2          *
Average cost of fuel per net
    KWH generated
     (cents) --                      1.44      1.54       1.49
----------------------------------------------------------------
* Not meaningful because of minimal generation from fuel source.

    Total fuel and purchased power costs of $1.1 billion in 1999 decreased $15 million (1 percent), while total energy sales increased 329 million kilowatt hours (0.5 percent) compared with the amounts recorded in 1998. Continued efforts to control energy costs helped lower the average cost of fuel per net kilowatt hour generated in 1999.

    Fuel and purchased power costs in 1998 increased $111 million (11 percent) over 1997 due primarily to lower levels of nuclear and hydro generation, which were replaced by the use of peaking units and purchased power.

    Purchased power consists primarily of purchases from affiliates in the Southern electric system. Purchased power transactions among the Company and its affiliates will vary from period to period depending on demand, the availability, and the variable production cost of generating resources at each company.

    The 7.5 percent decrease in maintenance expense in 1999 as compared to 1998 is primarily attributable to a decrease in distribution expenses. The 23.8 percent increase in maintenance expenses in 1998 is attributable to (i) an increase in the maintenance of overhead lines, (ii) the write-off of obsolete steam and nuclear generating plant inventory, and (iii) additional accruals to partially replenish the natural disaster reserve.

    Depreciation and amortization expense increased 2.6 percent in 1999 and 1998. These increases reflect additions to property, plant, and equipment.

    Taxes other than income taxes increased $12 million (6.0 percent) in 1999 as compared to 1998. This increase is attributable to increases in real and personal property taxes and public utility license taxes.

    Total net interest and other charges decreased $38 million (12.3 percent) in 1999. This decrease results primarily from a decrease in the amortization of premiums on reacquired debt pursuant to an APSC order. Total net interest and other charges increased $55.7 million (22 percent) in 1998 primarily due to an increase in the amortization of premiums on reacquired debt, pursuant to an APSC order. See Note 3 to the financial statements under "Retail Rate Adjustment Procedures" for additional details.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plants with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors, including the ability of the Company to achieve energy sales growth in a less regulated, more competitive environment.

    The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in the state of Alabama. Prices for electricity provided by the Company to retail customers are set by the APSC under cost-based regulatory principles.

Alabama Power Company 1999 Annual Report


    Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors have included weather, competition, new short and long-term contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's traditional service area.

    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and/or commercial customers and sell excess energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale business in the Southeastern power markets.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry continues to change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Alabama, Florida, Georgia, and Mississippi, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition and results of operations.

   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if the Company does not remain a low-cost producer and provide quality service, then energy sales growth could be limited, and this could significantly erode earnings.

   On December 20, 1999, the Federal Energy Regulatory Commission (FERC) issued its final rule on Regional Transmission Organizations (RTOs). The order encourages utilities owning transmission systems to form RTOs on a voluntary basis. To facilitate the development of RTOs, the FERC will convene regional conferences for utilities, customers, and other members of the public to discuss the formation of RTOs. In addition to participating in the regional conferences, utilities owning transmission systems, including Southern Company, are required to make a filing by October 15, 2000. The filing must contain either a proposal for RTO participation or a description of the efforts made to participate in an RTO, the reasons for non-participation, any obstacles to participation, and any plans for further work toward participation. The RTOs that are proposed in the filings should be operational by December 15, 2001. The Company is evaluating this issue and formulating its response. The outcome of this matter cannot presently be determined.

    Rates to retail customers served by the Company are regulated by the APSC. Rates for the Company can be adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. In June 1995, the APSC issued an order granting the Company's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until 2001.

    In December 1995, the APSC issued an order authorizing the Company to reduce balance sheet items -- such as plant and deferred charges -- at any time the Company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing the Company to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by the Company. See Note 3 to the financial statements for

Alabama Power Company 1999 Annual Report


information about this and other matters.

    The Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

    Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the Company -- regarding the recognition, measurement, and classification in the financial statements of decommissioning costs for nuclear generating facilities. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to the retirement of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of retiring the Company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could change. Because of the Company's current ability to recover asset retirement costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

    The Company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standard

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments - including certain derivative instruments embedded in other contracts - and for hedging activities. The Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings.

Year 2000 Challenge

The work undertaken by the Company to prepare critical computer systems and other date sensitive devices to function correctly in the Year 2000 was successful. There were no material incidents reported and no disruption of electric service within the service area. There were no reports of significant events regarding third parties that impacted revenues or expenses.

    For the Company, original projected total costs for Year 2000 readiness, including the Company's share of costs of Southern Nuclear Operating Company, were approximately $36 million; revised projected costs are $33 million. These costs include labor necessary to identify, test, and renovate affected devices and systems, and costs for fulfilling reporting requirements to state and federal agencies. From its inception through December 31, 1999, the Year 2000 program costs, recognized primarily as expense, amounted to $32 million.

Exposure to Market Risk

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1999, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows. Also, based on the Company's overall interest rate exposure at December 31, 1999, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

Alabama Power Company 1999 Annual Report


FINANCIAL CONDITION

Overview

The Company's financial condition remained stable in 1999. This stability is the continuation over recent years of growth in retail energy sales and cost control measures combined with a significant lowering of the cost of capital, achieved through the refinancing and/or redemption of higher-cost long-term debt and preferred stock.

    The Company had gross property additions of $809 million in 1999. The majority of funds needed for gross property additions for the last several years have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Statements of Cash Flows provide additional details.

Capital Structure

The Company's ratio of common equity to total capitalization -- including short-term debt -- was 42.4 percent in 1999 and 1998, and 44.7 percent in 1997.

    During 1999, the Company issued $650 million of senior notes, the proceeds of which were used primarily to redeem first mortgage bonds and repay short-term indebtedness, and the Company redeemed $50 million of preferred stock.

    Additionally, in February 1999, Alabama Power Capital Trust III, of which the Company owns all of the common securities, issued $50 million of auction rate mandatorily redeemable preferred securities. See Note 9 to the financial statements for additional information.

Capital Requirements

Capital expenditures are estimated to be $831 million for 2000, $743 million for 2001, and $860 million for 2002. See Note 4 to the financial statements for additional details.

    Actual construction costs may vary from estimates because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

Other Capital Requirements

In addition to the funds needed for the capital budget, approximately $100 million will be required by the end of 2000 for maturities of first mortgage bonds. Also, the Company will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA), brought a civil action against the Company in the U. S. District Court. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to coal-fired generating facilities at the Company's Plants Miller, Barry and Gorgas. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued a notice of violation to the Company relating to these specific facilities, as well as Plants Greene County and Gaston. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation. The complaint and the notice of violation are similar to those brought against and issued to several other electric utilities. The complaint and the notice of violation allege that the Company failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The Company believes that it complied with applicable laws and EPA regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

Alabama Power Company 1999 Annual Report


    In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law - significantly affected the integrated Southeast utilities of Southern Company, including Alabama Power. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $25 million for the Company.

    For Phase II sulfur dioxide compliance, the Company currently uses emission allowances and increased fuel switching, and/or the installation of flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits. Compliance for Phase II increased total estimated construction expenditures in 1999 by approximately $65 million.

    The State of Alabama and the EPA are currently evaluating draft plans to reach attainment with the one hour standard for ozone in the Birmingham non-attainment area. Provisions of that plan would require nitrogen oxide reductions at certain Company facilities by May 2003. The Company estimates the capital cost to comply with the plan to be approximately $138 million, all of which remains to be spent.

    A significant portion of costs related to the acid rain and ozone non-attainment provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide reduction rule to the states for implementation. The final rule affects 22 states including Alabama. The EPA's July 1997 standards and the September 1998 rule are being challenged in the courts by several states and industry groups. Implementation of the final state rules for these three initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: additional controls for hazardous air pollutant emissions and control strategies to reduce regional haze. The impact of any new standards will depend on the development and implementation of applicable regulations.

    In addition to rules and pending changes to rules under the Clean Air Act, the Company must comply with other environmental laws and regulations including water discharge permits, solid and hazardous waste disposal, use of materials controlled by the Toxic Substances Control Act, and reporting requirements under the Comprehensive Environmental Response, Compensation, and Liability Act. Under these various requirements and regulations, the Company could incur costs to implement water discharge requirements, clean up properties containing hazardous substances, or replace equipment rendered useless by changing requirements. The exact impact of any requirements would depend on specific regulatory actions and cannot be determined at this time.

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

Alabama Power Company 1999 Annual Report


   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. The Company has no restrictions on the amounts of unsecured indebtedness it may incur. However, to issue additional first mortgage bonds and preferred stock, the Company must comply with certain earnings coverage requirements designated in its mortgage indenture and corporate charter. The Company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

    As required by the Nuclear Regulatory Commission and as ordered by the APSC, the Company has established external trust funds for nuclear decommissioning costs. In 1994, the Company also established an external trust fund for postretirement benefits as ordered by the APSC. The cumulative effect of funding these items over a long period will diminish internally funded capital and may require capital from other sources. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

Cautionary Statement Regarding Forward-Looking
Information

The Company's 1999 Annual Report contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information. Accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by Southern Company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1999, 1998, and 1997
Alabama Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------------
                                                                        1999                1998               1997
------------------------------------------------------------------------------------------------------------------------
                                                                                     (in thousands)
Operating Revenues:
Retail sales                                                          $2,811,117          $2,780,677         $2,510,809
Sales for resale --
  Non-affiliates                                                         415,377             448,973            431,023
  Affiliates                                                              92,439             103,562            161,795
Other revenues                                                            66,541              53,161             45,484
------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                               3,385,474           3,386,373          3,149,111
------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                   855,632             900,309            896,014
  Purchased power --
   Non-affiliates                                                         93,204              92,998             41,795
   Affiliates                                                            180,563             150,897             95,538
  Other                                                                  531,696             527,954            510,203
Maintenance                                                              277,724             300,383            242,691
Depreciation and amortization                                            347,574             338,822            330,377
Taxes other than income taxes                                            204,645             193,049            185,062
------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                               2,491,038           2,504,412          2,301,680
------------------------------------------------------------------------------------------------------------------------
Operating Income                                                         894,436             881,961            847,431
Other Income (Expense):
Interest income                                                           55,896              68,553             37,844
Equity in earnings of unconsolidated subsidiaries (Note 6)                 2,650               5,271              5,250
Other, net                                                               (24,861)            (37,050)           (39,506)
------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                                928,121             918,735            851,019
------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                               191,895             192,426            167,172
Interest on notes payable                                                  9,865              11,012             22,787
Amortization of debt discount, premium and expense, net (Note 3)          11,159              42,494              9,645
Other interest charges                                                    32,316              40,008             31,250
Distributions on preferred securities of subsidiary (Note 9)              24,662              22,354             21,763
------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                    269,897             308,294            252,617
------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                             658,224             610,441            598,402
Income taxes (Note 8)                                                    241,880             218,575            207,877
------------------------------------------------------------------------------------------------------------------------
Net Income                                                               416,344             391,866            390,525
Dividends on Preferred Stock                                              16,464              14,643             14,586
------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                         $  399,880          $  377,223         $  375,939
========================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1999, 1998, and 1997
Alabama Power Company 1999 Annual Report

-------------------------------------------------------------------------------------------------------------------------
                                                                     1999                 1998                1997
-------------------------------------------------------------------------------------------------------------------------
                                                                                     (in thousands)
Operating Activities:
Net income                                                            $ 416,344           $  391,866          $  390,525
Adjustments to reconcile net income
 to net cash provided from operating activities --
       Depreciation and amortization                                    403,332              425,167             394,572
       Deferred income taxes and investment tax credits, net             29,039               79,430             (12,429)
       Other, net                                                       (12,661)             (66,739)            (11,353)
       Changes in certain current assets and liabilities --
          Receivables, net                                               33,509               49,747             (30,268)
          Fossil fuel stock                                              (1,344)              (9,052)              7,518
          Materials and supplies                                        (17,968)              11,932               6,191
          Accounts payable                                              (38,556)              26,583              (9,745)
          Energy cost recovery, retail                                  (97,869)             (95,427)              7,108
          Other                                                           5,930               (9,803)             13,318
-------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                             719,756              803,704             755,437
-------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                               (809,044)            (610,132)           (451,167)
Other                                                                   (72,218)             (52,940)            (51,791)
-------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                 (881,262)            (663,072)           (502,958)
-------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                96,824             (306,882)            (57,971)
Proceeds --
  Other long-term debt                                                  751,650            1,462,990             258,800
  Preferred securities                                                   50,000                    -             200,000
  Preferred stock                                                             -              200,000                   -
  Capital contributions from parent company                             204,347               30,000                   -
Redemptions --
  First mortgage bonds                                                 (470,000)            (771,108)            (74,951)
  Other long-term debt                                                 (104,836)            (107,776)               (951)
  Preferred stock                                                       (50,000)             (88,000)           (184,888)
Payment of preferred stock dividends                                    (15,788)             (15,596)            (22,524)
Payment of common stock dividends                                      (399,600)            (367,100)           (339,600)
Other                                                                   (15,864)             (66,869)            (16,024)
-------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities                   46,733              (30,341)           (238,109)
-------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                (114,773)             110,291              14,370
Cash and Cash Equivalents at Beginning of Period                        134,248               23,957               9,587
-------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                            $  19,475           $  134,248           $  23,957
=========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
  Interest (net of amount capitalized)                                 $229,305             $234,360            $209,919
  Income taxes (net of refunds)                                         170,121              188,942             207,653
-------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.



                                                                  12

BALANCE SHEETS
At December 31, 1999 and 1998
Alabama Power Company 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------
Assets                                                                             1999                     1998
-----------------------------------------------------------------------------------------------------------------
                                                                                          (in thousands)

Current Assets:
Cash and cash equivalents                                                    $   19,475              $   134,248
Receivables --
  Customer accounts receivable                                                  265,900                  272,872
  Unrecovered retail fuel clause revenue                                        168,627                   70,758
  Other accounts and notes receivable                                            42,137                   32,394
  Affiliated companies                                                           40,083                   39,981
  Accumulated provision for uncollectible accounts                               (4,117)                  (1,855)
Refundable income taxes                                                          17,997                   52,117
Fossil fuel stock, at average cost                                               84,582                   83,238
Materials and supplies, at average cost                                         167,637                  149,669
Other                                                                            46,011                   45,550
-----------------------------------------------------------------------------------------------------------------
Total current assets                                                            848,332                  878,972
-----------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service (Note 1)                                                          11,783,078               11,352,838
Less accumulated provision for depreciation                                   4,901,384                4,666,513
-----------------------------------------------------------------------------------------------------------------
                                                                              6,881,694                6,686,325
Nuclear fuel, at amortized cost                                                 106,836                   95,575
Construction work in progress                                                   715,153                  525,359
-----------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                          7,703,683                7,307,259
-----------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in unconsolidated subsidiaries (Note 6)                       34,891                   34,298
Nuclear decommissioning trusts (Note 1)                                         286,653                  232,183
Other                                                                            12,156                   12,915
-----------------------------------------------------------------------------------------------------------------
Total other property and investments                                            333,700                  279,396
-----------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                               330,405                  362,953
Prepaid pension costs                                                           213,971                  169,393
Debt expense, being amortized                                                     9,563                    8,602
Premium on reacquired debt, being amortized                                      83,895                   83,440
Department of Energy assessments (Note 1)                                        27,685                   31,088
Other                                                                            97,470                  104,595
-----------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                         762,989                  760,071
-----------------------------------------------------------------------------------------------------------------
Total Assets                                                                 $9,648,704               $9,225,698
=================================================================================================================
The accompanying notes are an integral part of these balance sheets.


BALANCE SHEETS
At December 31, 1999 and 1998
Alabama Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                1999                     1998
------------------------------------------------------------------------------------------------------------------
                                                                                           (in thousands)

Current Liabilities:
Securities due within one year (Note 11)                                      $  100,943               $  521,209
Notes payable                                                                     96,824                        -
Accounts payable --
  Affiliated                                                                      91,315                   79,844
  Other                                                                          140,842                  188,074
Customer deposits                                                                 31,704                   29,235
Taxes accrued --
  Income taxes                                                                   100,569                   82,219
  Other                                                                           18,295                   17,559
Interest accrued                                                                  26,365                   38,166
Vacation pay accrued                                                              30,112                   28,390
Other                                                                             84,267                   79,095
------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                        721,236                1,063,791
------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                   3,190,378                2,646,566
------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                     1,240,344                1,202,971
Deferred credits related to income taxes (Note 8)                                265,102                  315,735
Accumulated deferred investment tax credits                                      260,367                  271,611
Employee benefits provisions                                                      82,298                   81,115
Prepaid capacity revenues (Note 7)                                                79,703                   96,080
Other                                                                            155,901                  149,250
------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                   2,083,715                2,116,762
------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding company junior
  subordinated notes (See accompanying statements) (Note 9)                      347,000                  297,000
------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock (See accompanying statements)                         317,512                  317,512
------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                      2,988,863                2,784,067
------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                    $9,648,704               $9,225,698
==================================================================================================================
The accompanying notes are an integral part of these balance sheets.



STATEMENTS OF CAPITALIZATION
At December 31, 1999 and 1998
Alabama Power Company 1999 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                           1999             1998            1999             1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)              (percent of total)
Long-Term Debt:
First mortgage bonds --

       Maturity                           Interest Rates
       --------                           --------------
       August 1, 1999                     6.375%                      $       -        $ 170,000
       March 1, 2000                      6.00%                         100,000          100,000
       January 1, 2003                    7.00%                               -          125,000
       February 1, 2003                   6.75%                               -          175,000
       2023 through 2024                  7.30% - 9.00%                 500,000          500,000
----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                              600,000        1,070,000
----------------------------------------------------------------------------------------------------------------------------------
Senior notes --
       5.35% due November 15, 2003                                      156,200          156,200
       7.125% due August 15, 2004                                       250,000              -
       5.49% due November 1, 2005                                       225,000          225,000
       7.125% due October 1, 2007                                       200,000              -
       5.375% due October 1, 2008                                       160,000          160,000
       6.25% to 7.125% due 2010-2048                                  1,207,622        1,008,800
----------------------------------------------------------------------------------------------------------------------------------
Total senior notes                                                    2,198,822        1,550,000
----------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt --
    Pollution control revenue bonds --
      Collateralized:
        5.50% to 6.50% due 2023-2024                                     24,400          126,050
        Variable rates (4.75% to 4.85% at 1/1/00)
         due 2015-2017                                                   89,800           89,800
      Non-collateralized:
        7.25% due 2003                                                        -            1,000
        Variable rates (3.50% to 6.03% at 1/1/00)
          due 2021-2028                                                 425,940          324,290
----------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                              540,140          541,140
----------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                             5,111            6,119
----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                                (52,752)         (49,484)
----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
 requirement -- $215.9 million)                                       3,291,321        3,117,775
Less amount due within one year                                         100,943          471,209
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                  $3,190,378       $2,646,566           46.6%            43.8%
----------------------------------------------------------------------------------------------------------------------------------


STATEMENTS OF CAPITALIZATION (continued) At December 31, 1999 and 1998
Alabama Power Company 1999 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                           1999             1998            1999             1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (in thousands)             (percent of total)
Company Obligated Mandatorily
   Redeemable Preferred Securities:
$25 liquidation value --
  7.375%                                                               $ 97,000          $97,000
  7.60%                                                                 200,000          200,000
  Auction rate (6.42% at 1/1/00)                                         50,000                -
---------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $25.6 million)                347,000          297,000             5.1              4.9
----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par or stated value --
  4.20% to 4.92%                                                         47,512           47,512
$25 par or stated value --
  5.20% to 5.83%                                                        200,000          200,000
Auction rates -- at 1/1/00
  4.22% to 4.50%                                                         70,000          120,000
----------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $15.9 million)                    317,512          367,512
Less amount due within one year                                               -           50,000
----------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                              317,512          317,512             4.6              5.2
----------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity:
Common stock, par value $40 per share --
  Authorized  - 6,000,000 shares
  Outstanding - 5,608,955 shares in 1999 and 1998
  Par value                                                             224,358          224,358
  Paid-in capital                                                     1,538,992        1,334,645
  Premium on Preferred Stock                                                 99               99
Retained earnings                                                     1,225,414        1,224,965
----------------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                                     2,988,863        2,784,067            43.7             46.1
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                 $6,843,753       $6,045,145          100.0%           100.0%
==================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 1999, 1998, and 1997
Alabama Power Company 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------------

                                                                                Premium on
                                                     Common         Paid-In     Preferred        Retained
                                                      Stock         Capital       Stock          Earnings            Total
-----------------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)

Balance at January 1, 1997                           $224,358      $1,304,645          $146      $1,185,128       $2,714,277
Net income after dividends on preferred stock               -               -             -         375,939          375,939
Cash dividends on common stock                              -               -             -        (339,600)        (339,600)
Other                                                       -               -           (47)              -              (47)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                          224,358       1,304,645            99       1,221,467        2,750,569
Net income after dividends on preferred stock               -               -             -         377,223          377,223
Capital contributions from parent company                   -          30,000             -               -           30,000
Cash dividends on common stock                              -               -             -        (367,100)        (367,100)
Other                                                       -               -             -          (6,625)          (6,625)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                          224,358       1,334,645            99       1,224,965        2,784,067
Net income after dividends on preferred stock               -               -             -         399,880          399,880
Capital contributions from parent company                   -         204,347             -               -          204,347
Cash dividends on common stock                              -               -             -        (399,600)        (399,600)
Other                                                       -               -             -             169              169
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                         $224,358      $1,538,992           $99      $1,225,414       $2,988,863
=============================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Alabama Power Company 1999 Annual Report


1.   SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

General

Alabama Power Company (the Company) is a wholly owned subsidiary of Southern Company, which is the parent company of five integrated Southeast utilities, Southern Company Services (SCS), Southern Communications Services (Southern
LINC), Southern Company Energy Solutions, Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and other direct and indirect subsidiaries. The integrated Southeast utilities --Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company-- provide electric service in four states. Contracts among the integrated Southeast utilities - related to jointly-owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission (SEC). SCS provides, at cost, specialized services to Southern Company and its subsidiary companies. Southern LINC provides digital wireless communications services to the integrated Southeast utilities and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Energy acquires, develops, builds, owns, and operates power production and delivery facilities and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Southern Energy businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Alabama Public Service Commission
(APSC). The Company follows generally accepted accounting principles (GAAP) and complies with the accounting policies and practices prescribed by its respective regulatory commissions. The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from those estimates.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Related-Party Transactions

The Company has an agreement with SCS under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension, human resources, systems and procedures, and other services with respect to business and operations and power pool transactions. Costs for these services amounted to $218 million, $201 million, and $154 million during 1999, 1998, and 1997, respectively.

   The Company also has an agreement with Southern Nuclear to operate Plant Farley and provide the following nuclear-related services at cost: general executive and advisory services; general operations, management and technical services; administrative services including procurement, accounting, statistical, and employee relations; and other services with respect to business and operations. Costs for these services amounted to $135 million, $137 million, and $117 million during 1999, 1998, and 1997, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process.

Alabama Power Company 1999 Annual Report


   Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                               1999        1998
                                         -----------------------
                                              (in millions)
Deferred income tax charges                   $ 330       $ 363
Deferred income tax credits                    (265)       (316)
Premium on reacquired debt                       84          83
Department of Energy assessments                 28          31
Vacation pay                                     30          28
Natural disaster reserve                        (19)        (19)
Other, net                                       59          51
----------------------------------------------------------------
Total                                         $ 247       $ 221
================================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair values.

Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area located within the state of Alabama, and to wholesale customers in the southeast. The Company accrues revenues for services rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current regulated rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continue to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $63 million in 1999, $59 million in 1998, and $68 million in 1997. The Company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel. The DOE failed to begin disposing of spent fuel in January 1998 as required by the contract, and the Company is pursuing legal remedies against the government for breach of contract. Sufficient storage capacity currently is available to permit operation into 2009 and 2013 at Plant Farley units 1 and 2, respectively. Planning for additional on-site spent fuel storage capacity at Plant Farley is in progress, with the intent to place additional on-site spent fuel storage capacity in operation as early as 2005. In addition, through Southern Nuclear, the Company is a member of Private Fuel Storage, LLC, a joint utility effort to develop a private spent fuel storage facility for temporary storage of spent nuclear fuel. This facility is planned to begin operation as early as the year 2003.

    Also, the Energy Policy Act of 1992 required the establishment of a Uranium Enrichment Decontamination and Decommissioning Fund, which is funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The Company estimates its remaining liability at December 31, 1999, under this law to be approximately $28 million. This obligation is recognized in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.2 percent in 1999 and 1998, and 3.3 percent in 1997. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of decommissioning nuclear facilities and removal of other facilities.

    Nuclear Regulatory Commission (NRC) regulations require all licensees operating commercial nuclear power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The Company has

Alabama Power Company 1999 Annual Report


established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the APSC. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The Company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- based on the most current study for Plant Farley were as follows:

  Site study basis (year)                           1998

  Decommissioning periods:
      Beginning year                                2017
      Completion year                               2031
  -------------------------------------------------------------
                                                (in millions)
  Site study costs:
      Radiated structures                        $    629
      Non-radiated structures                          60
  -------------------------------------------------------------
  Total                                          $    689
  =============================================================
                                                (in millions)
  Ultimate costs:
      Radiated structures                        $  1,868
      Non-radiated structures                         178
  -------------------------------------------------------------
  Total                                          $  2,046
  =============================================================

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making estimates.

    Annual provisions for nuclear decommissioning are based on an annuity method as approved by the APSC. The amount expensed in 1999 and fund balances as of December 31, 1999 were:

                                                (in millions)
  Amount expensed in 1999                          $   18
  -------------------------------------------------------------

  Accumulated provisions:
      External trust funds, at fair value          $  287
      Internal reserves                                40
  -------------------------------------------------------------
  Total                                            $  327
  =============================================================

    All of the Company's decommissioning costs are approved for ratemaking. Significant assumptions include an estimated inflation rate of 4.5 percent and an estimated trust earnings rate of 7.0 percent. The Company expects the APSC to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance For Funds Used During Construction
(AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rate used to determine the amount of allowance was 8.8 percent in 1999, 9.0 percent in 1998, and 5.8 percent in 1997. AFUDC, net of income tax, as a percent of net income after dividends on preferred stock was 4.7 percent in 1999, 1.8 percent in 1998, and 0.8 percent in 1997.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other

Alabama Power Company 1999 Annual Report


benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is capitalized.

Financial Instruments

The Company's financial instruments for which the carrying amount did not approximate fair value at December 31 are as follows:

                                        Carrying         Fair
                                         Amount         Value
                                      -------------------------
                                             (in millions)

 Long-term debt:
   At December 31, 1999                  $3,286         $3,045
   At December 31, 1998                   3,112          3,195
 Preferred Securities:
   At December 31, 1999                     347            299
   At December 31, 1998                     297            307
 --------------------------------------------------------------

   The fair value for long-term debt and preferred securities was based on either closing market prices or closing prices of comparable instruments.

Cash and Cash Equivalents

For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Natural Disaster Reserve

In September 1994, in response to a request by the Company, the APSC issued an order allowing the Company to establish a Natural Disaster Reserve. Regulatory treatment allows the Company to accrue $250 thousand per month, until the maximum accumulated provision of $32 million is attained. However, in December 1995, the APSC approved higher accruals to restore the reserve to its authorized level whenever the balance in the reserve declines below $22.4 million. At December 31, 1999, the reserve balance was $19 million.

2.   RETIREMENT BENEFITS

The Company has defined benefit, trusteed, pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for such benefits when they retire. The Company funds trusts to the extent deductible under federal income tax regulations or to the extent required by the APSC and FERC. The measurement date for plan assets and obligations is September 30 of each year.

    The weighted average rates assumed in the actuarial calculations for both the pension and postretirement benefit plans were:

                                          1999         1998
---------------------------------------------------------------
Discount                                  7.50%        6.75%
Annual salary increase                    5.00         4.25
Long-term return on plan assets           8.50         8.50
---------------------------------------------------------------

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                          1999          1998
---------------------------------------------------------------
                                             (in millions)
Balance at beginning of year              $868          $813
Service cost                                23            22
Interest cost                               57            59
Benefits paid                              (51)          (51)
Actuarial (gain) loss and
  employee transfers                       (24)           25
---------------------------------------------------------------
Balance at end of year                    $873          $868
===============================================================


                                          Plan Assets
                                    ---------------------------
                                     1999               1998
---------------------------------------------------------------
                                          (in millions)
Balance at beginning of year            $1,461        $1,521
Actual return on plan assets               245             9
Benefits paid                              (51)          (51)
Employee transfers                          (8)          (18)
---------------------------------------------------------------
Balance at end of year                  $1,647        $1,461
===============================================================

Alabama Power Company 1999 Annual Report


      The accrued pension costs recognized in the Balance Sheets were as follows:

                                              1999       1998
---------------------------------------------------------------
                                              (in millions)
Funded status                               $  774     $  593
Unrecognized transition obligation             (25)       (30)
Unrecognized prior service cost                 36         39
Unrecognized net actuarial gain               (571)      (433)
---------------------------------------------------------------
Prepaid asset recognized in the
  Balance Sheets                            $  214     $  169
===============================================================

    Components of the pension plans' net periodic cost were as follows:

                                        1999     1998     1997
---------------------------------------------------------------
                                            (in millions)
Service cost                           $  23    $  22     $ 20
Interest cost                             57       59       58
Expected return on plan assets          (109)    (102)     (95)
Recognized net actuarial gain            (14)     (16)     (13)
Net amortization                          (2)      (2)      (2)
---------------------------------------------------------------
Net pension income                     $ (45)   $ (39)    $(32)
===============================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                            Accumulated
                                        Benefit Obligations
                                    ---------------------------
                                         1999          1998
---------------------------------------------------------------
                                          (in millions)
Balance at beginning of year             $278          $252
Service cost                                5             5
Interest cost                              18            19
Benefits paid                             (10)          (12)
Actuarial (gain) loss and
  employee transfers                      (27)           14
---------------------------------------------------------------
Balance at end of year                   $264          $278
===============================================================

                                           Plan Assets
                                    ---------------------------
                                         1999          1998
---------------------------------------------------------------
                                          (in millions)
Balance at beginning of year             $137          $125
Actual return on plan assets               18             4
Employer contributions                     16            20
Benefits paid                             (10)          (12)
---------------------------------------------------------------
Balance at end of year                   $161          $137
===============================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                              1999       1998
---------------------------------------------------------------
                                              (in millions)
Funded status                                $(103)     $(141)
Unrecognized transition obligation              53         57
Unrecognized net actuarial
  (gain) loss                                  (12)        22
Fourth quarter contributions                     8          8
---------------------------------------------------------------
Accrued liability recognized in the
  Balance Sheets                            $ (54)     $ (54)
===============================================================

    Components of the plans' net periodic cost were as follows:

                                         1999    1998     1997
---------------------------------------------------------------
                                            (in millions)
Service cost                            $   5    $  5     $  4
Interest cost                              18      18       18
Expected return on plan assets            (11)     (9)      (7)
Net amortization                            4       4        4
---------------------------------------------------------------
Net postretirement cost                 $ 16     $ 18     $ 19
===============================================================

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 7.74 percent for 1999, decreasing gradually to 5.50 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1999 as follows:

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
                                           (in millions)
Benefit obligation                      $ 17         $ (15)
Service and interest costs                 1            (1)
===============================================================

Work Force Reduction Programs

The Company has incurred additional costs for work force reduction programs. The costs related to these programs were $5.6 million, $19.4 million and $33.0 million for the years 1999, 1998 and 1997, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $1.2 million at December 31, 1999.

Alabama Power Company 1999 Annual Report


3.  CONTINGENCIES AND REGULATORY
    MATTERS

Lake Martin Litigation

On November 30, 1998, total judgments of nearly $53 million were entered in favor of five plaintiffs against the Company and two large textile manufacturers. The plaintiffs alleged that the manufacturers had discharged certain polluting substances into a stream that empties into Lake Martin, a hydroelectric reservoir owned by the Company, and that such discharges had reduced the value of the plaintiffs' residential lots on Lake Martin. Of the total amount of the judgments, $155 thousand was compensatory damages and the remainder was punitive damages. The damages were assessed against all three defendants jointly. The Company has appealed these judgments to the Supreme Court of Alabama. While the Company believes that these judgments should be reversed or set aside, the final outcome of this matter cannot now be determined.

   Additional actions have been filed by other landowners in the same subdivision on Lake Martin against the same defendants, including the Company. The plaintiffs assert substantially the same allegations as in the current proceeding being appealed. The final outcome of these actions cannot now be determined.

Environmental Protection Agency Litigation

On November 3, 1999, the Environmental Protection Agency (EPA), brought a civil action against the Company in the U. S. District Court. The complaint alleges violations of the prevention of significant deterioration and new source review provision of the Clean Air Act with respect to coal-fired generating facilities at the Company's Plants Miller, Barry and Gorgas. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units beginning at the point of the alleged violations. The EPA concurrently issued a notice of violation to the Company relating to these specific facilities, as well as Plants Greene County and Gaston. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation. The complaint and the notice of violation are similar to those brought against and issued to several other electric utilities. The complaint and the notice of violation allege that the Company failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

Retail Rate Adjustment Procedures

In November 1982, the APSC adopted rates that provide for periodic adjustments based upon the Company's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of 13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In June 1995, the APSC issued a rate order granting the Company's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

    In December 1995, the APSC issued an order authorizing the Company to reduce balance sheet items -- such as plant and deferred charges -- at any time the Company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing the Company to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by the Company. In 1998, the Company - in accordance with the 1995 rate order - recorded $33 million of additional amortization of premium on reacquired debt. The Company did not record any additional amounts in 1999 or 1997.

Alabama Power Company 1999 Annual Report


    The Company's ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

4.   CAPITAL BUDGET

The Company's capital expenditures are currently estimated to total $831 million in 2000, $743 million in 2001, and $860 million in 2002. Some of the more significant items included in the Company's capital budget are as follows:

(i) The Company is replacing all six steam generators at Plant Farley. The estimated remaining costs associated with this project, which will be completed in 2001, amount to $100 million.

(ii) The Company is also constructing and installing 1,075 megawatts of capacity and associated substation facilities at Plant Barry. Half of the capacity is scheduled to go in service in 2000, with the remainder going in service in 2001. The remaining projected expenditures related to these facilities are $181 million.

(iii)Cogeneration facilities, with a capacity of 200 megawatts, are being constructed in Theodore, Alabama, and will go in service in 2001. The estimated remaining costs associated with this project total $81 million.

(iv) The capital budget reflects $472 million related to projected generation capacity scheduled to be placed into service in 2003 and beyond.

    In addition to the above items, significant construction will continue related to transmission and distribution facilities and the upgrading of generating plants.

    The capital budget is subject to periodic review and revision, and actual capital costs incurred may vary from estimates because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

5.   FINANCING AND COMMITMENTS

General

To the extent possible, the Company's construction program is expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The Company may issue additional long-term debt and preferred securities for debt maturities, redeeming higher-cost securities, and meeting additional capital requirements.

Financing

The ability of the Company to finance its capital budget depends on the amount of funds generated internally and the funds it can raise by external financing. The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. The Company has no restrictions on the amounts of unsecured indebtedness it may incur. However, to issue additional first mortgage bonds and preferred stock, the Company must comply with certain earnings coverage requirements designated in its mortgage indenture and corporate charter. The most restrictive of these provisions requires, for the issuance of additional first mortgage bonds, that before-income-tax earnings, as defined, cover pro forma annual interest charges on outstanding first mortgage bonds at least twice; and for the issuance of additional preferred stock, that gross income available for interest cover pro forma annual interest charges and preferred stock dividends at least one and one-half times. The Company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

Bank Credit Arrangements

The Company maintains committed lines of credit in the amount of $907 million (including $418 million of such lines which are dedicated to funding purchase obligations relating to variable rate pollution control bonds). Of these lines, $517 million expire at various times during 2000 and $390 million expire in 2004. In certain cases, such lines require payment of a commitment fee based on the unused portion of the commitment or the maintenance of compensating balances with the banks. Because the arrangements are based on an average balance, the

Alabama Power Company 1999 Annual Report


Company does not consider any of its cash balances to be restricted as of any specific date. Moreover, the Company borrows from time to time pursuant to arrangements with banks for uncommitted lines of credit.

    At December 31, 1999, the Company had regulatory approval to have outstanding up to $750 million of short-term borrowings.

Assets Subject to Lien

The Company's mortgage, as amended and supplemented, securing the first mortgage bonds issued by the Company, constitutes a direct lien on substantially all of the Company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term obligations at December 31, 1999, were as follows:

Year                                             Commitments
----                                            ----------------
                                                (in millions)
2000                                               $  715
2001                                                  672
2002                                                  561
2003                                                  469
2004                                                  472
2005 - 2026                                         2,019
---------------------------------------------------------------
Total commitments                                  $4,908
===============================================================

Operating Leases

The Company has entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $17.8 million in 1999, $5.8 million in 1998, and $3.0 million in 1997. At December 31, 1999, estimated minimum rental commitments for noncancellable operating leases were as follows:

Year                                          Commitments
----                                        -----------------
                                               (in millions)
2000                                             $ 20.0
2001                                               19.6
2002                                               19.2
2003                                               18.8
2004                                               18.4
2005 - 2017                                        64.3
--------------------------------------------------------------
Total minimum payments                           $160.3
==============================================================

6.   JOINT OWNERSHIP AGREEMENTS

The Company and Georgia Power Company own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, together with associated transmission facilities. The capacity of these units is sold equally to the Company and Georgia Power Company under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, interest expense and a return on equity, whether or not SEGCO has any capacity and energy available. The term of the contract extends automatically for two-year periods, subject to either party's right to cancel upon two year's notice. The Company's share of expenses totaled $92 million in 1999, $74 million in 1998 and $73 million in 1997, and is included in "Purchased power from affiliates" in the Statements of Income.

    In addition, the Company has guaranteed unconditionally the obligation of SEGCO under an installment sale agreement for the purchase of certain pollution control facilities at SEGCO's generating units, pursuant to which $24.5 million principal amount of pollution control revenue bonds are outstanding. Georgia Power Company has agreed to reimburse the Company for the pro rata portion of such obligation corresponding to its then proportionate ownership of stock of SEGCO if the Company is called upon to make such payment under its guaranty.

Alabama Power Company 1999 Annual Report


    At December 31, 1999, the capitalization of SEGCO consisted of $50 million of equity and $72 million of long-term debt on which the annual interest requirement is $4.3 million. SEGCO paid dividends totaling $4.3 million in 1999, $8.7 million in 1998, and $10.6 million in 1997, of which one-half of each was paid to the Company. SEGCO's net income was $5.4 million, $7.5 million, and $8.5 million for 1999, 1998 and 1997, respectively.

    The Company's percentage ownership and investment in jointly-owned generating plants at December 31, 1999, follows:

                             Total
                            Megawatt        Company
    Facility (Type)         Capacity        Ownership
 ---------------------  ----------------  -------------
 Greene County                  500          60.00% (1)
    (coal)
 Plant Miller
    Units 1 and 2             1,320          91.84% (2)
    (coal)
 ----------------------------------------------------------
(1)  Jointly owned with an affiliate, Mississippi Power Company.
(2)  Jointly owned with Alabama Electric Cooperative, Inc.


                            Company          Accumulated
       Facility            Investment        Depreciation
 ---------------------    --------------    ---------------
                                    (in millions)
 Greene County               $  97              $  45
 Plant Miller
   Units 1 and 2               740                297
 ----------------------------------------------------------

7.   LONG-TERM POWER SALES AGREEMENTS

General

The Company and the operating affiliates of Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. These agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The Company's capacity revenues amounted to $122 million in 1999, $142 million in 1998, and $136 million in 1997.

    Unit power from Plant Miller is being sold to Florida Power Corporation
(FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority
(JEA) and the City of Tallahassee, Florida. Under these agreements, approximately 1,250 megawatts of capacity are scheduled to be sold through 2000. Thereafter, these sales will remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 2000 with a minimum of three years notice -- until the expiration of the contracts in 2010.

Alabama Municipal Electric Authority (AMEA)
Capacity Contracts

In August 1986, the Company entered into a firm power sales contract with AMEA entitling AMEA to scheduled amounts of capacity (to a maximum 100 megawatts) for a period of 15 years commencing September 1, 1986 (1986 Contract). In October 1991, the Company entered into a second firm power sales contract with AMEA entitling AMEA to scheduled amounts of additional capacity (to a maximum 80 megawatts) for a period of 15 years commencing October 1, 1991 (1991 Contract). In both contracts the power will be sold to AMEA for its member municipalities that previously were served directly by the Company as wholesale customers. Under the terms of the contracts, the Company received payments from AMEA representing the net present value of the revenues associated with the respective capacity entitlements, discounted at effective annual rates of 9.96 percent and 11.19 percent for the 1986 and 1991 contracts, respectively. These payments are being recognized as operating revenues and the discounts are being amortized to other interest expense as scheduled capacity is made available over the terms of the contracts.

    In order to secure AMEA's advance payments and the Company's performance obligation under the contracts, the Company issued and delivered to an escrow agent first mortgage bonds representing the maximum amount of liquidated damages payable by the Company in the event of a default under the contracts. No principal or interest is payable on such bonds unless and until a default by the Company occurs. As the liquidated damages decline under the contracts, a portion of the bonds equal to the decreases are returned to the Company. At December 31, 1999, $81.5 million of such bonds was held by the escrow agent under the contracts.

8.   INCOME TAXES

At December 31, 1999, the tax-related regulatory assets and liabilities were $330 million and $265 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable

Alabama Power Company 1999 Annual Report


to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the income tax provisions are as follows:

                                      1999       1998       1997
                                 --------------------------------
                                           (in millions)
Total provision for income taxes:
Federal --
  Current                              $194       $123       $197
  Deferred --
    Current year                        (6)        59         33
    Reversal of prior years             30         13        (44)
-----------------------------------------------------------------
                                       218        195        186
-----------------------------------------------------------------
State --
  Current                               19         16         23
  Deferred --
    Current year                         1          5          1
    Reversal of prior years              4          2         (2)
-----------------------------------------------------------------
                                        24         23         22
-----------------------------------------------------------------
Total                                 $242       $218       $208
=================================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                   1999     1998
                                               -------------------
                                                  (in millions)
Deferred tax liabilities:
  Accelerated depreciation                      $   884   $  861
  Property basis differences                        419      435
  Fuel cost adjustment                               65       29
  Premium on reacquired debt                         31       29
  Pensions                                           60       50
  Other                                              11       17
-----------------------------------------------------------------
Total                                             1,470     1,421
-----------------------------------------------------------------
Deferred tax assets:
  Capacity prepayments                              24        28
  Other deferred costs                              25        25
  Postretirement benefits                           22        20
  Unbilled revenue                                  13        16
  Other                                             63        56
-----------------------------------------------------------------
Total                                              147       145
-----------------------------------------------------------------
Net deferred tax liabilities                     1,323     1,276
Portion included in current liabilities, net       (83)      (73)
-----------------------------------------------------------------
Accumulated deferred income taxes
    in the Balance Sheets                       $1,240    $1,203
=================================================================

    Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $11 million in 1999, 1998, and 1997. At December 31, 1999, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       1999     1998     1997
                                     --------------------------
Federal statutory rate                 35.0%    35.0%    35.0%
State income tax,
  net of federal deduction              2.4      2.5      2.4
Non-deductible book
  depreciation                          1.6      1.5      1.5
Differences in prior years'
  deferred and current tax rates       (1.3)    (1.6)    (2.3)
Other                                  (0.9)    (1.6)    (1.9)
---------------------------------------------------------------
Effective income tax rate              36.8%    35.8%    34.7%
===============================================================

Alabama Power Company 1999 Annual Report


    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

9.   COMPANY OBLIGATED MANDATORILY
     REDEEMABLE PREFERRED SECURITIES

Statutory business trusts formed by the Company, of which the Company owns all the common securities, have issued mandatorily redeemable preferred securities as follows:

              Date of                                 Maturity
               Issue    Amount      Rate     Notes      Date
            ---------------------------------------------------
                       (millions)           (millions)
Trust I       1/1996    $ 97       7.375%     $100      3/2026
Trust II      1/1997     200       7.60        206     12/2036
Trust III     2/1999      50      Auction       52      2/2029

    Substantially all of the assets of each trust are junior subordinated notes issued by the Company in the respective approximate principal amounts set forth above. In February 1999, Alabama Power Capital Trust III (Trust III), of which the Company owns all of the common securities, issued $50 million of auction rate mandatorily redeemable preferred securities. The distribution rate of these variable securities was 6.42% at January 1, 2000.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of the Trusts' payment obligations with respect to the preferred securities.

    The Trusts are subsidiaries of the Company and, accordingly, are consolidated in the Company's financial statements.

10.  OTHER LONG-TERM DEBT

Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. The Company is required to make payments sufficient for the authorities to meet principal and interest requirements of such bonds. With respect to $215.9 million of such pollution control obligations, the Company has authenticated and delivered to the trustees a like principal amount of first mortgage bonds as security for its obligations under the installment purchase agreements. No principal or interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase agreements.

   In 1997, 1998, and 1999 the Company issued unsecured senior notes. The senior notes are, in effect, subordinated to all secured debt of the Company, including its first mortgage bonds.

   The estimated aggregate annual maturities of capitalized lease obligations through 2004 are as follows: $0.9 million in 2000, $0.8 million in 2001, $0.9 million in 2002, $0.9 million in 2003 and $1.0 million in 2004.

11.   SECURITIES DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt and preferred stock due within one year at December 31 is as follows:

                                              1999        1998
                                        ------------------------
                                              (in thousands)
  First mortgage bond maturities
     and redemptions                      $100,000    $470,000
  Other long-term debt maturities
     (Note 10)                                 943       1,209
  -------------------------------------------------------------
  Total long-term debt due within
     one year                              100,943     471,209
  -------------------------------------------------------------
  Preferred stock to be redeemed                 -      50,000
  -------------------------------------------------------------
  Total                                   $100,943    $521,209
  =============================================================

      The annual first mortgage bond improvement fund requirement is 1 percent of the aggregate principal amount of bonds of each series authenticated, so long as a portion of that series is outstanding, and may be satisfied by the deposit of cash and/or reacquired bonds, the certification of unfunded property additions or a combination thereof.

12.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988 (the Act), the Company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at Plant Farley. The Act provides funds up to $9.5 billion for public liability claims

Alabama Power Company 1999 Annual Report


that could arise from a single nuclear incident. Plant Farley is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums which could be assessed, after a nuclear incident, against all owners of nuclear reactors. The Company could be assessed up to $88 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for the Company is $176 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The Company is a member of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities.

    Additionally, the Company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

    NEIL also covers the additional cost that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week (starting 12 weeks after the outage) for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for the Company under the three NEIL policies would be $19 million.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the Company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    All retrospective assessments, whether generated for liability, property or replacement power may be subject to applicable state premium taxes.

13.   COMMON STOCK DIVIDEND
      RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1999, retained earnings of $796 million were restricted against the payment of cash dividends on common stock under terms of the mortgage indenture.

14.   QUARTERLY FINANCIAL INFORMATION
      (Unaudited)

Summarized quarterly financial data for 1999 and 1998 are as follows:

                                                       Net Income
                                                         After
                                                       Dividends
       Quarter            Operating      Operating    on Preferred
        Ended              Revenues        Income        Stock
--------------------    --------------------------------------------
                                     (in millions)

March 1999                  $  714           $162         $ 63
June 1999                      823            209           93
September 1999               1,116            388          201
December 1999                  733            136           43

March 1998                  $  717           $173         $ 66
June 1998                      864            235           95
September 1998               1,058            342          174
December 1998                  748            132           42
-----------------------------------------------------------------

The Company's business is influenced by seasonal weather conditions.


SELECTED FINANCIAL AND OPERATING DATA 1995-1999
Alabama Power Company 1999 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                              1999            1998            1997            1996           1995
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                       $3,385,474      $3,386,373      $3,149,111      $3,120,775     $3,024,774
Net Income after Dividends
  on Preferred Stock (in thousands)                       $399,880        $377,223        $375,939        $371,490       $360,894
Cash Dividends
  on Common Stock (in thousands)                          $399,600        $367,100        $339,600        $347,500       $285,000
Return on Average Common Equity (percent)                    13.85           13.63           13.76           13.75          13.61
Total Assets (in thousands)                             $9,648,704      $9,225,698      $8,812,867      $8,733,846     $8,744,360
Gross Property Additions (in thousands)                   $809,044        $610,132        $451,167        $425,024       $551,781
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                     $2,988,863      $2,784,067      $2,750,569      $2,714,277     $2,690,374
Preferred stock                                            317,512         317,512         255,512         340,400        440,400
Company obligated mandatorily
  redeemable preferred securities                          347,000         297,000         297,000          97,000              -
Long-term debt                                           3,190,378       2,646,566       2,473,202       2,354,006      2,374,948
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)           $6,843,753      $6,045,145      $5,776,283      $5,505,683     $5,505,722
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                           43.7            46.1            47.6            49.3           48.9
Preferred stock                                                4.6             5.3             4.4             6.2            8.0
Company obligated mandatorily
  redeemable preferred securities                              5.1             4.9             5.2             1.7              -
Long-term debt                                                46.6            43.7            42.8            42.8           43.1
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                100.0           100.0           100.0           100.0          100.0
==================================================================================================================================
Security Ratings:
First Mortgage Bonds -
    Moody's                                                     A1              A1              A1              A1             A1
    Standard and Poor's                                         A+              A+              A+              A+             A+
    Duff & Phelps                                               AA-             AA-             AA-             AA-             A+
Preferred Stock -
    Moody's                                                     a2              a2              a2              a2             a2
    Standard and Poor's                                         A-               A               A               A              A
    Duff & Phelps                                                A               A              A+              A+              A
Unsecured Long-Term Debt -
    Moody's                                                     A2              A2              A2               -              -
    Standard and Poor's                                          A               A               A               -              -
    Duff & Phelps                                               A+              A+              A+               -              -
==================================================================================================================================
Customers (year-end):
Residential                                              1,120,574       1,106,217       1,092,161       1,073,559      1,058,197
Commercial                                                 188,368         182,738         177,362         171,827        166,480
Industrial                                                   4,897           5,020           5,076           5,100          5,338
Other                                                          735             733             728             732            725
----------------------------------------------------------------------------------------------------------------------------------
Total                                                    1,314,574       1,294,708       1,275,327       1,251,218      1,230,740
==================================================================================================================================
Employees (year-end):                                        6,792           6,631           6,531           6,865          7,261
----------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL AND OPERATING DATA 1995-1999 (continued)
Alabama Power Company 1999 Annual Report

---------------------------------------------------------------------------------------------------------------------------------
                                                             1999            1998            1997            1996           1995
---------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                           $ 1,145,646      $1,133,435       $ 997,507       $ 998,806      $ 997,069
Commercial                                                807,098         779,169         724,148         696,453        670,453
Industrial                                                843,090         853,550         775,591         759,628        805,596
Other                                                      15,283          14,523          13,563          13,729         13,619
---------------------------------------------------------------------------------------------------------------------------------
Total retail                                            2,811,117       2,780,677       2,510,809       2,468,616      2,486,737
Sales for resale  - non-affiliates                        415,377         448,973         431,023         391,669        370,140
Sales for resale  - affiliates                             92,439         103,562         161,795         216,620        127,730
---------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                3,318,933       3,333,212       3,103,627       3,076,905      2,984,607
Other revenues                                             66,541          53,161          45,484          43,870         40,167
---------------------------------------------------------------------------------------------------------------------------------
Total                                                  $3,385,474      $3,386,373      $3,149,111      $3,120,775     $3,024,774
=================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                            15,699,081      15,794,543      14,336,408      14,593,761     14,383,231
Commercial                                             12,314,085      11,904,509      11,330,312      10,904,476     10,043,220
Industrial                                             21,942,889      21,585,117      20,727,912      19,999,258     19,862,577
Other                                                     201,149         196,647         180,389         192,573        186,848
---------------------------------------------------------------------------------------------------------------------------------
Total retail                                           50,157,204      49,480,816      46,575,021      45,690,068     44,475,876
Sales for resale  - non-affiliates                     12,437,599      11,840,910      12,329,480       9,491,237      8,046,189
Sales for resale  - affiliates                          5,031,781       5,976,099       8,993,326      10,292,066      6,705,174
---------------------------------------------------------------------------------------------------------------------------------
Total                                                  67,626,584      67,297,825      67,897,827      65,473,371     59,227,239
=================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                  7.30            7.18            6.96            6.84           6.93
Commercial                                                   6.55            6.55            6.39            6.39           6.68
Industrial                                                   3.84            3.95            3.74            3.80           4.06
Total retail                                                 5.60            5.62            5.39            5.40           5.59
Sales for resale                                             2.91            3.10            2.78            3.07           3.38
Total sales                                                  4.91            4.95            4.57            4.70           5.04
Residential Average Annual
  Kilowatt-Hour Use Per Customer                           14,097          14,370          13,254          13,705         13,686
Residential Average Annual
  Revenue Per Customer                                  $1,028.76       $1,031.21         $922.21         $937.95        $948.71
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                           11,151          11,151          11,151          11,151         10,831
Maximum Peak-Hour Demand (megawatts):
Winter                                                      8,863           7,757           8,478           8,413          7,958
Summer                                                     10,739          10,329           9,778           9,912         10,090
Annual Load Factor (percent)                                 59.7            62.9            62.7            61.3           59.2
Plant Availability (percent):
Fossil-steam                                                 80.4            85.6            86.3            86.6           88.3
Nuclear                                                      91.0            80.2            88.8            90.5           81.1
---------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                         64.1            65.3            65.7            67.0           67.1
Nuclear                                                      17.8            16.3            17.9            18.5           17.1
Hydro                                                         4.7             6.9             7.5             7.1            7.0
Oil and gas                                                   1.1             1.5             0.7             0.4            0.4
Purchased power -
  From non-affiliates                                         4.5             3.3             2.4             2.4            2.7
  From affiliates                                             7.8             6.7             5.8             4.6            5.7
---------------------------------------------------------------------------------------------------------------------------------
Total                                                       100.0           100.0           100.0           100.0          100.0
=================================================================================================================================

                                                                  31